Exhibit 99.1

for immediate release
Nicole christian
(650) 849-1649

Essex Announces Second Quarter 2008 Earnings Results
Recurring funds from operations increased 11.7% for the second quarter

Palo Alto, California—July 30, 2008—Essex Property Trust, Inc. (NYSE:ESS) announces its second quarter 2008 earnings results and related business activities.

Funds from Operations (“FFO”) for the quarter ended June 30, 2008, totaled $40.3 million, or $1.46 per diluted share, compared to $36.5 million, or $1.32 per diluted share for the quarter ended June 30, 2007.

Net income available to common stockholders for the quarter ended June 30, 2008 totaled $9.7 million, or $0.38 per diluted share, compared to net income available to common stockholders of $9.9 million, or $0.39 per diluted share, for the quarter ended June 30, 2007.

The Company’s FFO, excluding non-recurring items, increased 11.7% per diluted share or $4.2 million for the quarter ended June 30, 2008 compared to the quarter ended June 30, 2007.  In the 2007 quarter, the Company recorded non-recurring items including promote fees and net gains from condo sales in the amount of $0.5 million, and in the 2008 quarter there were no non-recurring items recorded.  A reconciliation of FFO for non-recurring items can be found on page S-3 in the Company’s Financial Supplemental Information package.

SAME-PROPERTY OPERATIONS

Same-property operating results exclude properties that do not have comparable results.  The table below illustrates the percentage change in same-property revenues, operating expenses, and net operating income (“NOI”) for the three and six months ended June 30, 2008 compared to June 30, 2007:

	Q2 2008 compared to Q2 2007			YTD 2008 compared to YTD 2007
	Revenues	Expenses	NOI	Revenues	Expenses	NOI
Southern California	2.6%	2.8%	2.5%	2.4%	3.2%	2.1%
Northern California	10.0%	4.6%	12.8%	10.9%	5.2%	13.8%
Seattle Metro	7.8%	4.8%	9.4%	8.6%	4.8%	10.7%
Same-property average	5.1%	3.6%	5.9%	5.4%	3.9%	6.1%

The table below illustrates the sequential percentage change in same-property revenues, expenses, and NOI for the quarter ended June 30, 2008 versus the quarter ended March 31, 2008:

	Q2 2008 compared to Q1 2008
	Revenues	Expenses	NOI
Southern California	0.9%	0.9%	0.9%
Northern California	2.3%	6.0%	0.6%
Seattle Metro	1.3%	2.8%	0.6%
Same-property average	1.3%	2.5%	0.7%

925 East Meadow Drive Palo Alto California 94313 telephone 650 494 3700 facsimile 650 494 8743
www.essexpropertytrust.com

Same-property financial occupancies for the quarters ended are as follows:

	6/30/08	3/31/08	6/30/07
Southern California	95.9%	95.2%	95.3%
Northern California	97.6%	97.1%	96.5%
Seattle Metro	96.6%	97.0%	96.5%
Same-property average	96.4%	95.9%	95.8%

DEVELOPMENT

Currently the Company has one development project in lease-up – Eastlake 2851, a 127-unit property located on Lake Union in Seattle, Washington.  The project began leasing in late April 2008, and the community is currently 75% occupied and 92% leased or pre-leased with expected stabilization in August 2008.

Pre-leasing activities have commenced at Belmont Station, a 275-unit property located near downtown Los Angeles. The property is currently 25% pre-leased and the Company is expecting issuance of temporary certificates of occupancy in the near future for occupancy beginning in August 2008.  Due to delays in completion of the development and projected lease-up time of the community, total estimated capitalized interest and other costs of the development have increased by approximately $7 million.

In May 2008, the Company started construction on Joule Broadway (formerly known as “Broadway Heights”), an urban development featuring 295 apartment units and 29,100 square feet of retail space in Seattle’s Capital Hill neighborhood.  During the second quarter of 2008, the Company’s joint venture partner contributed land in exchange for a 50% interest in the partnership.  The total estimated cost of the development is $104 million with an estimated completion of construction in September 2010.

During the second quarter of 2008, the Company extended the lease to the tenant leasing its 2.1 acre television studio located in Hollywood, California until July 31, 2009. This property was purchased by the Company in 2006 for potential future apartment community development.

Additional information pertaining to the location of all development projects, related costs and construction timelines can be found on page S-9 in the Company’s Supplemental Financial Information package.

REDEVELOPMENT ACTIVITIES

The Company defines redevelopment communities as existing properties owned or recently acquired, which have been targeted for additional investment by the Company with the expectation of increased financial returns through property improvement.  Redevelopment communities typically have apartment units that are not available for rent and, as a result, may have less than stabilized operations.  As of June 30, 2008, the Company had ownership interests in 13 redevelopment communities aggregating  3,690 apartment units with estimated redevelopment costs of $133 million.

During the second quarter of 2008, the Company returned two redevelopment projects back to stabilized operations - Mira Monte in Mira Mesa, California, and Palisades located in Bellevue, Washington. Both communities underwent exterior renovations as well as unit interior renovations including upgraded fixtures, appliances, flooring, cabinets and countertops. The post renovation increase in revenues (net of market rent increases) for June 2008 generated an annualized return on invested capital of 13 percent at Palisades and 8 percent at Mira Monte.

A summary of the major redevelopment projects can be found on page S-10 in the Company’s Supplemental Financial Information Package.

LIQUIDITY AND BALANCE SHEET

During April 2008, Essex obtained a $31.5 million loan secured by Park Hill at Issaquah, with a fixed interest rate of 5.5%, which matures in April 2018.   In conjunction with this transaction, the Company settled a $30.0 million forward-starting swap for a $1.7 million payment to the counterparty.  The amortization of the loss on settlement of the swap increases the effective interest rate on the mortgage loan to 6.1%.  Also in April 2008, Essex obtained a second mortgage loan in the amount of $17.2 million secured by Kings Road, with a fixed interest rate at 5.6% due in January 2013.

During May 2008, the Company and a joint venture partner obtained a construction loan in the amount of $60.0 million secured by the Joule Broadway development project.  The loan is variable based on LIBOR plus 155 basis points and matures in June 2011 with two one-year extension options.

During June 2008, Essex obtained a $22.5 million loan secured by Hampton Place, with a fixed interest rate of 6.1%, which matures in June 2018.  In conjunction with this transaction, the Company settled a $20.0 million forward-starting swap for a $0.1 million payment to the counterparty.  The amortization of the loss on settlement of the swap increases the effective interest rate on the mortgage loan to 6.2%.

The Company has signed a letter of commitment to enter into a new five-year secured line of credit facility to replace the existing secured line of credit facility that matures in January 2009.  The new secured facility will expand the existing secured facility from $100 million to $150 million, and the new facility will be expandable to $250 million.  The Company anticipates that the closing date for the new secured facility will occur during the fourth quarter of 2008.

GUIDANCE

The Company reaffirms its previous full year 2008 FFO Guidance of a range of $5.90 to $6.15 per diluted share, and full year Earnings per Share (“EPS”) guidance of $1.85 to $2.10 per diluted share.

CONFERENCE CALL WITH MANAGEMENT

The Company will host an earnings conference call with management to discuss its quarterly results on Thursday, July 31, 2008 at 9:00 a.m. PDT (12:00 p.m. EDT), which will be broadcast live via the Internet at www.essexpropertytrust.com, and accessible via phone by dialing (888) 679-8038 and entering the passcode 50955369.

A rebroadcast of the live call will be available online for 90 days and digitally for 7 days. To access the replay online, go to www.essexpropertytrust.com and select the second quarter earnings link. To access the replay digitally, dial (888) 286-8010 using the passcode, 83227292. If you are unable to access the information via the Company’s Web site, please contact the Investor Relations department at investors@essexpropertytrust.com or by calling (650) 494-3700.

Los Angeles Property Tour

The Company and UDR plan to host a Los Angeles Property Tour on Tuesday, November 18, 2008 in Los Angeles, California. The event will commence at 8:00 a.m. and will include a breakfast presentation hosted by Essex management focusing on business plans and performance and will also consist of local property tours.  For additional information about the event, please contact the Company’s Investor Relations department at (650) 849-1649.

Corporate Profile

Essex Property Trust, Inc., located in Palo Alto, California and traded on the New York Stock Exchange (NYSE:ESS), is a fully integrated real estate investment trust (REIT) that acquires, develops, redevelops, and manages apartment communities located in highly desirable, supply-constrained markets. Essex currently has ownership interests in 133 apartment communities (26,963 units), and has 1,658 units in various stages of active development.

This press release and accompanying supplemental financial information will be filed electronically on Form 8-K with the Securities and Exchange Commission and can be accessed from the Company’s Web site at www.essexpropertytrust.com. If you are unable to obtain the information via the Web, please contact the Investor Relations Department at (650) 494-3700.

FUNDS FROM OPERATIONS RECONCILIATION

Funds from Operations, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) is generally considered by industry analysts as an appropriate measure of performance of an REIT. Generally, FFO adjusts the net income of REITs for non-cash charges such as depreciation and amortization of rental properties, gains/losses on sales of real estate and extraordinary items. Management considers FFO to be a useful financial performance measurement of a REIT because, together with net income and cash flows, FFO provides investors with an additional basis to evaluate the performance and ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures and ability to pay dividends.

FFO does not represent net income or cash flows from operations as defined by generally accepted accounting principles (“GAAP”) and is not intended to indicate whether cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income as an indicator of the REIT's operating performance or to cash flows as a measure of liquidity. FFO does not measure whether cash flow is sufficient to fund all cash needs including principal amortization, capital improvements and distributions to shareholders. FFO also does not represent cash flows generated from operating, investing or financing activities as defined under GAAP. Management has consistently applied the NAREIT definition of FFO to all periods presented. However, there is judgment involved and other REITs’ calculation of FFO may vary for this measure, and thus their disclosures of FFO may not be comparable to Essex’s calculation.

The following table sets forth the Company’s calculation of FFO for the three and six months ended June 30, 2008 and 2007.

	Three Months Ended June 30,		Six Months Ended June 30,
Funds from operations	2008	2007	2008	2007
Net income available to common stockholders	$9,688	$9,877	$25,392	$45,180
Adjustments:
Depreciation and amortization	28,683	25,166	56,417	46,884
Gains not included in FFO	-	(461)	-	(14,501)
Minority interests and co-investments	1,892	1,915	4,319	4,321
Funds from operations	$40,263	$36,497	$86,128	$81,884

SAFE HARBOR STATEMENT UNDER THE PRIVATE LITIGATION REFORM ACT OF 1995:

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward-looking statements include statements under the caption “Guidance” with respect to 2008 FFO per share and 2008 earnings per share, and statements and estimates set forth in this press release and also on pages S-9 and S-10 of the Company’s Financial Supplemental Information Package regarding anticipated timing of the construction start, construction completion, initial occupancy, stabilization of property developments and redevelopments and anticipated costs, and statements regarding the closing date for the Company’s new line of credit facility.  The Company's actual results may differ materially from those projected in such forward-looking statements.  Factors that might cause such a difference include, but are not limited to, changes in market demand for rental units and the impact of competition and competitive pricing, changes in economic conditions, unexpected delays in the development and stabilization of development and redevelopment projects, unexpected difficulties in leasing of development and redevelopment projects, total costs of renovation and development investments exceeding our projections and other risks detailed in the Company's filings with the Securities and Exchange Commission (SEC).  All forward-looking statements are made as of today, and the Company assumes no obligation to update this information.  For more details relating to risk and uncertainties that could cause actual results to differ materially from those anticipated in our forward-looking statements, and risks to our business in general, please refer to our SEC filings, including our most recent report on Form 10-K for the year ended December 31, 2007.

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